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                                                                     EXHIBIT 5.1

                          [Dorsey & Whitney letterhead]


Briazz, Inc.
3901 7th Avenue South, Suite 200
Seattle, Washington  98108-5206

        Re: Registration Statement on Form S-1

Ladies and Gentlemen:

        We have acted as counsel to BRIAZZ, Inc., a Washington corporation (the "Company"), in connection with a Registration Statement on Form S-1 (the "Registration Statement") relating to the resale of up to 3,124,810 shares of common stock of the Company, without par value (the "Common Stock"), by certain shareholders of the Company named in the Registration Statement (the "Selling Shareholders"), of which (i) 2,083,334 shares (the "Note Shares") are issuable by the Company upon conversion of a note (the "Note") issued to Laurus Master Fund, Ltd. ("Laurus"), (ii) 250,000 shares (the "Warrant Shares") are issuable by the Company upon exercise of a common stock purchase warrant (the "Warrant") issued to Laurus , and (iii) 791,476 shares (the "Private Placement Shares") are outstanding.

        We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

        Based on the foregoing, we are of the opinion that (i) the Note Shares issuable upon conversion of the Note, upon issuance, delivery and payment therefore in accordance with the terms of the Note, will be validly issued, fully paid and nonassessable, (ii) the Warrant Shares issuable upon exercise of the Warrant, upon issuance, delivery and payment therefore in accordance with the terms of the Warrant, will be validly issued, fully paid and nonassessable, and (iii) the Private Placement Shares are validly issued, fully paid and nonassessable.

        Our opinions expressed above are limited to the laws of the State of Washington.


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BRIAZZ, Inc.
Page 2


        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm in the Prospectus constituting part of the Registration Statement.

Dated:  August 8, 2002
                                                   Very truly yours,

                                                   /s/ Dorsey & Whitney LLP